Exhibit 10.02

  PERFORMANCE SHARE AWARD SUBPLAN
OF THE 2002 OMNIBUS LONG-TERM COMPENSATION PLAN
             2005-2007 PERFORMANCE PERIOD
GRANTED TO EXECUTIVE OFFICERS
   EFFECTIVE JANUARY 1, 2005

             EASTMAN CHEMICAL COMPANY

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PERFORMANCE SHARE AWARD SUBPLAN
OF THE 2002 OMNIBUS LONG-TERM COMPENSATION PLAN
2005-2007 PERFORMANCE PERIOD

TABLE OF CONTENTS

Section    TitlePage

Section 1. Background 1

Section 2. Definitions 1

Section 3. Administration 2

Section 4. Eligibility 2

Section 5. Form of Awards 3

Section 6. Size of Awards 3

Section 7. Composition of Comparison Group 4

Section 8. Preconditions to Receipt of an Award 4

Section 9. Manner and Timing of Award Payments 5

Section 10. No Rights as Stockholder 6

Section 11. Application of Plan 6

Section 12. Adjustment of Actual Grant Amount 6

Section 13. Amendments 6

Exhibit A 7

Exhibit B 8

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EASTMAN CHEMICAL COMPANY
PERFORMANCE SHARE AWARD SUBPLAN
OF THE 2002 OMNIBUS LONG-TERM COMPENSATION PLAN
2005-2007 PERFORMANCE PERIOD

Section 1. Background. Under Section 11 of the Eastman Chemical Company 2002 Omnibus Long-Term Compensation Plan (the "Plan"), the "Committee" (as defined in the Plan), may, among other things, award shares of the $.01 par value common stock ("Common Stock") of Eastman Chemical Company (the "Company") to "Employees" (as defined in the Plan), and such awards may take the form of performance shares, which are contingent upon the attainment of certain performance objectives during a specified period, and subject to such other terms, conditions, and restrictions as the Committee deems appropriate. The purpose of this Performance Share Award Subplan (this "Subplan") is to set forth the terms of the grant of performance s hares for the 2005-2007 Performance Period specified herein, effective as of January 1, 2005 (the "Effective Date").

Section 2. Definitions.

(a)	The following definitions shall apply to this Subplan:

(i)	"Actual Grant Amount" means the number of shares of Common Stock to which a participant is entitled under this Subplan, calculated in accordance with Section 6 of this Subplan.

(ii)	“Award Amount” means the performance shares awarded to the participant under this Subplan at the beginning of the Performance Period.

(iii)	"Award Payment Date" means the date the Compensation Committee approves the payout of Common Stock covered by an award under this Subplan to a participant.

(iv)	"Comparison Group" is the group of companies comprising the “Materials Sector” from Standard and Poor’s Super Composite 1500 Index, identified as Global Industry Classification Standard (“GICS”) 15.

(v)	“Cost of Capital” reflects the cost of debt and the cost of equity, expressed as a percentage, reflecting the percentage of interest charged on debt and the percentage of expected return on equity.

(vi)	“Earnings from Continuing Operations” shall be defined as the total sales of the Company minus the costs of all operations of any nature used to produce such sales, including taxes, plus after-tax interest associated with the Company's capital debt.

(vii)	"Maximum Deductible Amount" means the maximum amount deductible by the Company under Section 162(a), taking into consideration the limitations under Section 162(m), of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto.

(viii)    “Participation Date” means November 2, 2004.

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(ix)    “Performance Period" means January 1, 2005 through December 31, 2007.

(x)    “Performance Year” means one of the three calendar years in the Performance Period.

(xi)	“Return on Capital” shall mean the return produced by funds invested in the Company and shall be determined as Earnings from Continuing Operations, as defined in Section 2.a.(vi), divided by the Average Capital Employed. Average Capital Employed shall be derived by adding the Company's capital debt plus equity at the close of the last day of the year preceding the Performance Year, to the Company's capital debt plus equity at the close of the last day of the present Performance Year, with the resulting sum being divided by two. Capital debt is defined as the sum of borrowing by the Company due within one year and long-term borrowing, as designated on the Company's balance sheet. The resulting ratio shall be multiplied by One Hundred (100) in order to convert such to a percentage. Such percentage shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the sec ond place after the decimal point (i.e., xx.xx%).

(xii)	"Target Award Range" means, with respect to any eligible Employee, the number of performance shares within the range specified on Exhibit A hereto for the Salary Grade applicable to such Employee.
(xiii)	“TSR” means total stockholder return, as reflected by the sum of (A) change in stock price (measured as the difference between (I) the average of the closing prices of a company’s common stock on the New York Stock Exchange, or of the last sale prices or closing prices of such stock on another national trading exchange, as applicable, in the period beginning on the tenth trading day preceding the beginning of the Performance Period and ending on the tenth trading day of the Performance Period and (II) the average of such closing or last sale prices for such stock in the period beginning on the tenth trading day preceding the end of the Performance Period and ending on the tenth trading day following the end of the Performance Period) plus (B) dividends declared, assuming reinvestment of dividends, and expressed as a percentage return on a stockholder’s hypothetical investment.

(b)	Any capitalized terms used but not otherwise defined in this Subplan shall have the respective meanings set forth in the Plan.

Section 3. Administration. This Subplan shall be administered by the Committee. The Committee shall have authority to interpret this Subplan, to prescribe rules and regulations relating to this Subplan, and to take any other actions it deems necessary or advisable for the administration of this Subplan, and shall retain all general authority granted to it under Section 3 of the Plan. At the end of the Performance Period, the Committee shall approve Actual Grant Amounts awarded to participants under this Subplan.

Section 4. Eligibility. The Employees who are eligible to participate in this Subplan are those Employees who, as of the Participation Date, are at Salary Grade 53 and above. These Salary Grades generally include Employees who, as of the Participation Date, have been designated as "officers" of the Company for purposes of Section 16 of the Exchange Act, and held positions with the Company considered carrying responsibilities and functions generally associated with a vice-president-level position. Employees who are promoted during the Performance Period to a position that would meet the above criteria, but who do not hold such position as of the Participation Date, are not eligible to participate in this Subplan.

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Section 5. Form of Awards. Subject to the terms and conditions of the Plan and this Subplan, Awards under this Subplan shall be paid in the form of unrestricted shares of Common Stock, except for conversions to cash and deferrals under Section 9 of this Subplan, and except that if a participant is entitled to any fraction of a share of Common Stock, as a result of Section 10 of this Subplan or otherwise, then in lieu of receiving such fraction of a share, the participant shall be paid a cash amount representing the market value, as determined by the Committee, of such fraction of a share at the time of payment.

Section 6. Size of Awards.

(a)    Target Award Range. Exhibit A hereto shows by Salary Grade the Target Award Range. The Salary Grade to be used in determining the size of any Award Amount to a participant under this Subplan shall be the Salary Grade applicable to the position held by the participant on the Participation Date. The actual size of the Award Amount to the participant shall be determined based on an assessment by his or her senior management of the participant’s past performance and potential for contributions to the Company’s future long term succes s. Based on this assessment, the participant may receive no award, the target award amount, or any amount within the Target Award Range to the nearest 10 performance shares. Each member of senior management will have a performance share budget, based on the cumulative award targets for their reports, which must be balanced for their organizations.

(b)	Stock Option Grants for Employees Named After the Participation Date. Employees who are hired into, or promoted to a Salary Grade 53 or above position after the Participation Date but prior to the Performance Period, will be eligible to receive an additional number of options to purchase Company stock as of the next scheduled meeting of the Compensation Committee following their hire or promotion. The additional grant of options will be determined based on several factors, including timing of the promotion or hire, number of options received in the previous assignment, stock option target ranges for the employee’s new salary grade, and considerations of performance assessment. The amount of the award will be recommended by the Company’s Chief Executive Officer for approval by the Compensation Committee. The option g rant price will be the closing price of Company common stock on the New York Stock Exchange on the meeting date of the Compensation Committee.

(c)	Actual Grant Amount. Subject to the Committee’s authority to adjust the Actual Grant Amount described in Section 12, the Actual Grant Amount awarded to the participant at the end of the Performance Period is determined by applying a multiplier to the participant’s Award Amount. The multiplier shall be determined by comparing Company performance relative to two measures:

(i)	The Company's TSR during the Performance Period relative to the TSRs of the companies in the Comparison Group during the Performance Period. The Company and each company in the Comparison Group shall be ranked by TSR, in descending order, with the company having the highest TSR during the Performance Period being ranked number one. The Comparison Group shall further be separated into quintiles (first 20%, second 20%, etc.) and the Company's position, in relation to the Comparison Group, shall be expressed as a position in the applicable quintile ranking; and

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(ii)	The arithmetic average, for each of the Performance Years during the Performance Period, of the Company’s average Return on Capital minus a Return on Capital target. The Return on Capital target will be determined by the Committee.

An award multiplier table is shown in Exhibit B. The award multiplier is based on the Company’s performance relative to its quintile ranking relative to the Comparison Group, and its average Return on Capital relative to a target during the Performance Period. The award multipliers range from 3.0 (i.e. 300%), if the Company's TSR is in the top performing quintile (top 20%) of companies in the Comparison Group, and the average Return on Capital minus the target Return on Capital is greater than 10 percentage points, to 0.0 (with no shares of Common Stock being delivered to participants under this Subplan), if the Company does not meet certain levels of performance relative to the two measures.

Section 7. Composition of Comparison Group. The Comparison Group is composed of companies relevant for purposes of TSR comparisons under this Subplan. However, during the Performance Period, a company in the Comparison Group may be dropped from the Comparison Group if a company's common stock ceases to be publicly traded on a national stock exchange or market; or a company is a party to a significant merger, acquisition, or other reorganization. Under these, or similar circumstances, the company or companies may be removed from the Comparison Group, and may be replaced with another company or companies by Standard & Poor’s, consistent with their established criteria for selection of companies for the Compar ison Group. In any case where the Comparison Group ceases to exist, or is otherwise determined to no longer be appropriate as the basis for a measure under this Subplan, the Committee may designate a replacement Comparison Group. In any such case, the Committee shall have authority to determine the appropriate method of calculating the TSR of such former and/or replacement Comparison Group, whether by complete substitution of the replacement Comparison Group (and disregard of the former Comparison Group) over the entire Performance Period or by pro rata calculations for each Comparison Group or otherwise.

Section 8. Preconditions to Receipt of an Award.

(a)	Continuous Employment. Except as specified in paragraph (b) below, to remain eligible for an Award under this Subplan, an eligible Employee must remain continuously employed with the Company or a Subsidiary at all times from the Effective Date through the Award Payment Date.

(b)	Death, Disability, Retirement, or Termination for an Approved Reason Before the Award Payment Date. If a participant's employment with the Company or a Subsidiary is terminated due to death, disability, retirement, or any approved reason prior to the Award Payment Date, the participant shall receive, subject to the terms and conditions of the Plan and this Subplan, an Award representing a prorated portion of the Actual Grant Amount to which such participant otherwise would be entitled, with the precise amount of such Award to be determined by multiplying the Actual Grant Amount by a fraction, the numerator of which is the number of full calendar months employed in the Performance Period from the Effective Date through and including the effective date of such termination, and the denominator of which is 36 (the tota l number of months in the Performance Period).

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Section 9. Manner and Timing of Award Payments.

(a)	Timing of Award Payment. Except for deferrals under Sections 9(c) and 9(d), if any Awards are payable under this Subplan, the payment of such Awards to eligible Employees shall be made as soon as is administratively practicable after the end of the Performance Period and final approval by the Committee.

(b)	Tax Withholding. The Company may withhold or require the grantee to remit a cash amount sufficient to satisfy federal, state, and local taxes (including the participant’s FICA obligation) required by law to be withheld. Further, either the Company or the grantee may elect to satisfy the withholding requirement by having the Company withhold shares of common stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

(c)	Deferral of Award in Excess of the Maximum Deductible Amount. If payment of the Award would, or could in the reasonable estimation of the Committee, result in the participant's receiving compensation in excess of the Maximum Deductible Amount in a given year, then such portion (or all, as applicable) of the Award as would, or could in the reasonable estimation of the Committee, cause such participant to receive compensation from the Company in excess of the Maximum Deductible Amount shall be converted into the right to receive a cash payment, which shall be deferred until after the participant retires or otherwise terminates employment with the Company and its Subsidiaries.

(d)	Election to Defer the Award. Any participant in this Subplan may elect to defer the Award until after the participant retires or otherwise terminates employment with the Company and its Subsidiaries under the terms and subject to the conditions of the Eastman Executive Deferred Compensation Plan, as the same now exists or may be amended hereafter (the "EDCP"). If the participant chooses to defer the Award, the Award shall be converted into the right to receive a cash payment.

(e)	Award Deferral to the EDCP. In the event that all or any portion of an Award is converted into a right to receive a cash payment pursuant to Sections 9(c) or 9(d), except as otherwise provided in this Section with respect to Section 16 insiders, an amount representing the Fair Market Value, as of the date the Common Stock covered by the Award otherwise would be delivered to the participant, of the Actual Grant Amount (or the deferred portion thereof) will be credited to the Stock Account of the EDCP, and hypothetically invested in units of Common Stock. Notwithstanding the foregoing, for each Section 16 insider electing to defer the Award, the deferrable amount, when initially credited to the participant's EDCP Account, shall be held in a participant's Interest Account until the next date that dividends are paid on Common Stock, and on such date the deferrable amount that would have been initially credited to the participant's Stock Account but for this sentence shall be transferred, together with allocable interest thereon, to the participant's Stock Account, subject to provisions set forth in the EDCP. Thereafter, such amount shall be treated in the same manner as other investments in the EDCP and shall be subject to the terms and conditions thereof.

Section 10. No Rights as Stockholder. No certificates for shares of Common Stock shall be issued under this Subplan nor shall any participant have any rights as a stockholder as a result of participation in this Subplan, until the Actual Grant Amount has been determined and such participant has otherwise become entitled to an Award under the terms of the Plan and this Subplan. In particular, no participant shall have any right to vote or to receive dividends on any shares of Common Stock under this Subplan, until certificates for such shares have been issued as described above; provided, however, that if payment of all or any portion of an Award under this Subplan has been deferred pursuant to Section 9 of this Subplan or otherwise, but such Award otherwise has become payable hereunder, then during the period during which payment is deferred, the deferred Award shall be credited with additional units of Common Stock, and (if applicable) fractions thereof, based on any dividends declared on the Common Stock, in accordance with the terms of the EDCP.

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Section 11. Application of Plan. The provisions of the Plan shall apply to this Subplan, except to the extent that any such provisions are inconsistent with specific provisions of this Subplan. In particular, and without limitation, Section 11 (relating to performance shares), Section 12 (relating to qualification of Awards as "performance-based" under Code Section 162(m)), Section 17 (relating to nonassignability), Section 18 (relating to adjustment of shares available), Section 19 (relating to withholding taxes), Section 20 (relating to noncompetition and confidentiality), Section 21 (relating to regulatory approvals and listings), Section 24 (relating to the governing law), Section 25 (relating to changes in ownership), Section 26 (relating to changes in control), Section 27 (relating to no rights to employment or participation), Section 28 (relating to no rights, title, or interest in Company assets), and Section 29 (relating to securities laws) shall apply to this Subplan.
Section 12. Adjustment of Actual Grant Amount. The Committee may, in its sole discretion, adjust the Actual Grant Amount to reflect overall Company performance and business and financial conditions.

Section 13. Amendments. The Committee may, from time to time, amend this Subplan in any manner.

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EXHIBIT A

Eastman Chemical Company
Performance Share Award Grant Table
2005-2007 Cycle

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EXHIBIT B

Award Multiplier Table

Eastman TSR Relative to Comparison Companies	Differential from Target Return on Capital
	<-7%	-5% to -7%	-3 to -5%	-1 to -3%	-1 to +1%	+1 to +3%	+3 to +5%	+5 to +7%	+7 to +10%	>10%
0-19%( 5th quintile)	0.0	0.0	0.0	0.0	0.6	0.8	1.0	1.3	1.6	1.9
20-39%(4th quintile)	0.0	0.0	0.0	0.4	0.8	1.0	1.3	1.6	1.9	2.2
40-59%(3rd quintile)	0.0	0.0	0.4	0.6	1.0	1.3	1.6	1.9	2.2	2.5
60-79%(2nd quintile)	0.0	0.4	0.6	1.0	1.3	1.6	1.9	2.2	2.5	2.8
80-99%(1st quintile)	0.0	0.6	0.8	1.3	1.6	1.9	2.2	2.5	2.8	3.0
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